SHARE OPTION AGREEMENT

This Share Option Agreement (this “Agreement”) in respect of common shares and preferred shares in Fortland Limited, a company validly registered and existing under the laws of the British Virgin Islands is made as of December 15, 2006 by and among:

SFMT-CIS, INC. (“SFMT”), a corporation organized and validly existing under the laws of the State of Delaware, United States, with its principal place of business at 2831 29th Street, NW Washington, D.C. 20008 USA; and

NAVIC CONSULTING LTD (“Navic”), a company registered and validly existing under the laws of the British Virgin Islands, with its principal place of business at Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands; and

BELMARK ENTERPRISES, INC. (“Belmark”), a company registered and validly existing under the laws of the British Virgin Islands, with its principal place of business at Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands, and itself a wholly-owned subsidiary of Navic;

hereinafter referred to individually as a Party and together as Parties.

RECITALS

WHEREAS, on or about the date hereof SFMT and Belmark have entered into a share purchase agreement (the “Share Purchase Agreement”) for the acquisition by SFMT of 65% (as of the closing thereunder) of all issued and outstanding shares of Fortland Limited, a company organized and existing under the laws of the British Virgin Islands (“Fortland”), representing (as of the closing thereunder);

WHEREAS, Fortland owns 100% of the participation interest in the charter capital of LLC Kolangon-Optim, a limited liablity company, organized and existing under the laws of the Russian Federation (“Kolangon”);

WHEREAS, Navic currently owns 100% of the issued and outstanding share capital of Belmark and 15% of the issued and outstanding shares of Fortland;

WHEREAS, it is one of the conditions to closing under the Share Purchase Agreement that the Parties enter into this Agreement,

NOW, THEREFORE, the Parties hereto have agreed as follows:

1. Definitions and Interpretation

1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

"Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Competent Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. With respect to an individual, “Affiliate” shall also mean such individual’s spouse and other immediate relatives.

"Alfa Share” shall mean the aggregate number of issued and outstanding common shares of GTI owned by Sunbird Limited, an indirect wholly-owned subsidiary of Altimo Holdings & Investments Limited.

"Appointment Period” has the meaning set forth in Section 4.2(a).

"Appraiser” has the meaning set forth in Section 4.2(a).

"Approved Appraiser” means any of UBS, Morgan Stanley, PricewaterhouseCoopers LLP, Goldman Sachs Group, Inc., Deloitte or their affiliates operating in the Russian Federation or in the British Virgin Islands.

"Belmark Shares” means issued and outstanding Shares owned or held by Belmark.

"Authorization” means any consent, permission, waiver, allowance, novation, authorization, declaration, filing, registration, notification, application, license, permit, certificate, variance, exemption, franchise or other approval issued, granted, given, required or otherwise made available by any Governmental Entity.

"Business Day” means a day upon which banks are open for business in each of the Russian Federation and the United States of America.

"Call Option” has the meaning set forth in Section 2.1(a).

"Completion Period ” has the meaning set forth in Section 6.2(b).

"Determination Period” has the meaning set forth in Section 4.2(b).

"First Refusal Period ” has the meaning set forth in Section 6.2(a).

"Governmental Entity” means, in any applicable jurisdiction or international forum, any (a) federal, state, territorial, oblast, okrug, rayon, municipal, local or foreign parliament or government, (b) court, arbitral or other tribunal, (c) governmental authority of any nature, and including but not limited to international organizations having jurisdiction over matters concerning intellectual property or (d) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"GTI” means Golden Telecom Inc., a Delaware corporation.

"Indemnified Party” means either both Obligors (collectively) or SFMT, as the context requires.

"Indemnifying Party” means either both Obligors (collectively) or SFMT, as the context requires.

"Initial Period” has the meaning set forth in Section 4.1.

"Laws” means all laws, statutes, constitutions, treaties, rules, regulations, directives, ordinances, codes, judgments, rulings, orders, writs, decrees, stipulations, normative acts, instructions, injunctions and determinations of any Governmental Entity.

“Lien” means any charge or claim, community property interest, condition, lien (statutory or otherwise), encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Navic Shares” means issued and outstanding Shares owned or held by Navic.

"Notice of Interest” has the meaning set forth in Section 6.2(a).

"Obligors” means collectively Navic and Belmark, and an “Obligor” means either of them.

"Option” means a Call Option or a Put Option, as the context requires.

"Option Closing Date” shall mean the date specified in the Option Notice, which shall be no later than sixty (60) days and no earlier than forty five (45) days from the date of delivery of the Option Notice, provided that where the appraisal procedure has been initiated as provided for in Section 4.2, such Option Closing Date shall be the fifth (5th) Business Day after the determination of the Option Price in accordance with Section 4.

"Option Notice” shall mean a written notice signed by a Party stating that it is exercising its rights under the relevant Option and stating the Option Closing Date.

"Option Period” means

(i) in respect of any Option, the period commencing on September 30, 2010 or;

(ii) in respect of the Put Option only (in addition to (i) above for either Obligor),

(1)	the 30-day period following the occurrence of a SFMT Change of Control Event if it has occurred prior to September 30, 2010;

(2)	in respect of an Obligor, the 30-day period after September 30, 2010 following the exercise by SFMT of the Call Option to acquire the other Obligor’s Option Shares or the exercise by such other Obligor of its Put Option.; or

(3)	30 day period following the Obligors’ consent to SFMT to sell its shares in Fortland to an entity not being Affiliate of GTI.

"Option Price” means the price for the relevant Option Shares in US Dollars that for Navic Shares shall constitute 15% of the value of Shares and for Belmark Share shall constitute 20%of the value of the Shares, the value of the Shares shall be determined in accordance with Section 4.

"Option Shares” means either (1) all of the Belmark Shares or, in respect of the Put Option only, such number of the Belmark Shares as set forth in the relevant Option Notice; or (2) all of the Navic Shares or, in respect of the Put Option only, such number of the Navic Shares as set forth in the relevant Option Notice, as the context requires;

"Person” means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, limited liability partnership, unincorporated organization, estate or other entity.

“Pledge Agreement” means the Pledge and Security Agreement dated December 15, 2006 by and between Navic, Fortland Limited, a BVI business company and GTS Finance, Inc., a Delaware corporation.

"Put Option” has the meaning set forth in Section 2.1(b).

"Related Agreements” shall mean the Share Purchase Agreement and all other agreements by and among the Parties hereto in connection with the transactions contemplated thereby and hereby.

"SFMT Change of Control Event” means the occurrence of any of the following at any time before September 30, 2010:

(i)	the Alfa Share becomes greater than 39.4% (thirty nine and four tenths percent) of the issued and outstanding common shares of GTI or less than 19.4% (nineteen and four tenths percent) of the issued and outstanding common shares of GTI; or

(ii)	the Telenor Share becomes more than 30.2% (thirty and two tenths percent) of the issued and outstanding common shares of GTI or less than 10.2% (ten and two tenths percent) of the issued and outstanding common shares of GTI.

"Shares” means any shares of capital stock issued by Fortland.

“Taxes” means any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Governmental Entity.

"Telenor Share” shall mean the aggregate number of issued and outstanding common shares of GTI owned by Nye Telenor East Invest AS, a corporation organized and existing under the laws of Norway, with its registered office or any its Affiliates.

"Third Appraiser” has the meaning set forth in Section 4.4(b).

"Third Party Purchaser” has the meaning set forth in Section 6.2(a).

"Transfer Notice” has the meaning set forth in Section 6.2(a).

“Transfer Instrument” has the meaning set forth in the Share Purchase Agreement.

“US$” or “US Dollars” means the lawful currency of the United States of America.

1.2 Interpretation. In this Agreement, unless otherwise specified:

(a) reference to a document in the “agreed terms” is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each Party;

(b) “includes” and “including” shall mean including without limitation;

(c) a “Party” means a party to this Agreement and includes its assignees (if any) and/or the successors in title to substantially the whole of its undertaking;

(d) a reference to section, paragraph or schedule means a reference to a section, paragraph or schedule to this Agreement;

(e) “writing” includes any methods of representing words in a legible form other than writing on an electronic or visual display screen or in other non-transitory form;

(f) words denoting the singular shall include the plural and vice versa, and words denoting any gender shall include all genders; and

(g) the recitals, the schedules and documents in the agreed terms form part of the operative provisions of this Agreement and references to this Agreement shall, unless otherwise expressly stated, include references to the recitals, the schedules and documents in the agreed terms.

2. Option to Purchase Shares

2.1 Options. Pursuant to the terms and the conditions herein,

(a) SFMT shall have the right to purchase from any Obligor the Option Shares of such Obligor by delivering an Option Notice at any time during the Option Period, and a relevant Obligor shall be obligated to sell all of its Option Shares to SFMT (the “Call Option”) on conditions set forth in this Agreement.

(b) Each Obligor shall have the right to require that SFMT purchase from the exercising Obligor all (not part) of its Shares (the “Put Option”) by delivering an Option Notice to SFMT at any time during the Option Period and SFMT shall be obligated to purchase all of Option Shares offered to it by any of the Obligor on conditions set forth in this Agreement

(c) Where the Option Notice by an Obligor is delivered at any time during the period beginning on the date of delivery of the Option Notice by SFMT on such Obligor and ending on the relevant Option Closing Date, the Option Notice delivered by such Obligor shall be disregarded and shall be deemed to have never been issued.

2.2 Actions Pending Closing.

Each Party shall use its reasonable endeavors to ensure that the conditions precedent in Section 3.2 are satisfied.

2.3 Exercise.

(a) A Call Option may be exercised by SFMT only in respect of all (not part) of the Option Shares by delivering to the other the Option Notice at any time during the relevant Option Period.

(b) Any Put Option may be exercised only once by the relevant Obligor by delivering to SFMT the Option Notice at any time during the relevant Option Period. Any Put Option may be exercised in respect of any number of the Option Shares.

(c) An Option Notice, once served, may not be revoked.

3. Conditions Precedent; Closing

3.1 Closing. Subject to satisfaction of the conditions set forth in Section 3.2, SFMT and the relevant Obligor shall consummate the sale and purchase of the Option Shares pursuant to the Transfer Instrument, substantially in the form of Exhibit 2 to the Share Purchase Agreement on the Option Closing Date, at the representative office of Golden TeleServices, Inc., located at 1, Kozhevnichesky Proezd, 2nd floor, Moscow, Russia, unless otherwise agreed by SFMT and such Obligor in writing.

3.2 Conditions Precedent. The obligations of SFMT to consummate any purchase of any Option Shares shall be subject to the receipt, on or prior to the Option Closing Date, of all Authorizations required to be obtained prior to the Option Closing Date by the Parties from any Governmental Entity in connection with the transfer of the Option Shares to SFMT.

3.3 Failure to satisfy conditions precedent. In the event that the conditions precedent in Section 3.2 are not satisfied on the Option Closing Date, SFMT and the Obligor shall defer the closing of the relevant Option for a period not exceeding sixty (60) days.

3.4 Closing Matters.

(a) On the Option Closing Date, the relevant Obligor shall

(i)	execute and deliver to SFMT the relevant transfer instrument (substantially in the same form as attached to the Share Purchase Agreement); and

(ii)	unless otherwise is agreed by SFMT, procure that (1) all its nominees to the board or an executive position of Fortland or any of its direct or indirect subsidiaries shall resign (without cost to the relevant company).

(b) SFMT shall pay the Option Price to such Obligor (subject to the terms of this Agreement).

4. Determination of the Option Price

4.1 Initial Period. Upon delivery of any Option Notice, SFMT and the relevant Obligor shall use their best reasonable efforts to mutually determine the value of the Shares and determine the Option Price within thirty (30) days (such 30-day period referred to as the “Initial Period”) after the delivery of the relevant Option Notice. In the event that such Share value is agreed between the relevant Obligor and SFMT, it shall be binding upon the other Obligor if it exercises its Put Option during the period prior to the Option Closing Date with respect to this first Option.

4.2 Appraisal Procedure. In the event that the relevant Obligor and SFMT cannot agree upon the Option Price within the timeframe of the Initial Period, then:

(a)	Each of SFMT and the relevant Obligor at its own expense shall select and appoint one appraiser (the “Appraiser”) from among the Approved Appraisers within fourteen (14) days (the “Appointment Period”) after the expiration of the Initial Period.

(b)	Within ninety (90) days (the “Determination Period”) after the expiration of the Appointment Period, each Appraiser appointed by each respective Party shall independently determine the Option Price (the fair value of the Option Shares), each having done so without consultation with the other Appraiser or having any knowledge of the determination of the other Appraiser.

(c)	The Option Price shall be determined as of the date of delivery of the relevant Option Notice.

(d)	SFMT and the relevant Obligor shall resolve a difference in valuation between the Appraisers in accordance with the procedures of Section 4.4 below.

4.3 Failure to Appoint Appraiser. If either SFMT or the relevant Obligor fails to appoint an Appraiser within the Appointment Period as prescribed above in Section 4.2, or an Appraiser selected by either SFMT or the relevant Obligor fails to complete a valuation or make a determination of the fair value within the Determination Period, then the valuation of the fair value made by the other Appraiser that has been appointed by the other Party shall be binding, final and enforceable on all of the Parties.

4.4 Difference in Valuation. If the determination of the fair value by the Appraisers under Section 4.2 differs and the higher value differs from the lower value by

(a) not more than fifteen percent (15%) from the lower valuation, then the Option Price shall be an amount equal to the average of both valuations and such amount shall be binding, final and enforceable on the Parties; or

(b) more than fifteen percent (15%) from the lower valuation, then within fourteen (14) days after the expiry of the Determination Period, the Appraisers selected by the Parties shall select and appoint a third Appraiser (the “Third Appraiser”) from the Approved Appraisers. If the Appraisers fail to select a Third Appraiser within fourteen (14) days after the expiration of the Determination Period, such Third Appraiser shall be selected by SFMT at its own expense from among the Approved Appraisers.

4.5 Third Appraiser. The Third Appraiser shall determine the Option Price (fair value) of the Option Shares as quickly as practical, but in any event, not later than ninety (90) days from the date of the appointment of the Third Appraiser. The appraisal of fair value by the Third Appraiser shall not be lower than the lowest valuation made by an Appraiser under Section 4.2, nor higher than the highest valuation made by an Appraiser under Section 4.2. Where such valuation by the Third Appraiser falls beyond the range of the lowest valuation or the highest valuation made during the Determination Period, then the Option Price shall be equal to that value (either the highest or the lowest), which is closest to the Third Appraiser’s valuation. Such value shall be the Option Price, which shall be binding and final on all of the Parties.

4.6 Access to Records. Each Appraiser, during the Determination Period, shall have access to all financial information, as well as all books and records and such other information of Fortland, Kolangon and its subsidiaries as may be required in order to conduct and complete a valuation. The Third Appraiser shall also have full access to all financial information and all books and records and such other information as may be required in order to conduct and complete a valuation of Fortland, Kolangon and its subsidiaries (including access to the results and all other materials received by the Parties from the Appraisers appointed under Section 4.2).

5. Representations and Warranties

5.1 Each Party represents and warrants to the other Party as follows:

(a) Organization and Authority. It is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation, with full corporate power and authority to execute and deliver this Agreement and any documents or instruments required in connection with this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

(b) Due Authorization; Binding Obligation.

(i)	The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on its part.

(ii)	This Agreement has been duly and validly executed and delivered by it.

(iii)	This Agreement constitutes its valid and binding obligations, enforceable against it in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies created by this Agreement are subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the availability of the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any such proceedings may be brought.

(c) Non-Contravention. The execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated by this Agreement do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any Authorization or obligation of each to any Person or result in the creation of any Lien upon any property or assets of each under any of the terms, conditions or provisions of:

(i)	the articles of association, certificates of incorporation or other constitutional documents of each; or

(ii)	any covenant or agreement to which it is a party or by which the property or assets of each are bound; or

(iii)	any Laws to which it is subject.

(d) No Legal Proceedings. No injunction is in effect prohibiting or restraining the transactions contemplated by this Agreement and no Action has been commenced or threatened by any Governmental Entity to restrain or challenge the transactions contemplated by this Agreement or seeking to obtain material damages from each or any of their Affiliates if such transactions are consummated.

5.2 Obligors’ Warranties. The Obligors represent and warrant to SFMT that

(a) each Obligor is the sole registered, legal and beneficial owner of the relevant Option Shares, and such shares have been validly issued and are fully paid and non-assessable shares;

(b) each Obligor has good and marketable title, free and clear of any Liens to the relevant Option Shares except for Navic Shares pledged under the Pledge Agreement.

5.3 Warranties Repeated. The representations and warranties under Section 5.1 and 5.2 are made as of the date hereof and shall be repeated on (a) the date of any Option Notice and (b) immediately prior to closing on the relevant Option Closing Date.

6. Restrictions on Transfer

6.1 Transfers.

(a) No transfer of the Shares by the Obligors or SFMT to any third Person shall be permitted without the prior written consent of SFMT or the Obligors, as the case may, except in accordance with Section 6.2

(b) Any purported transfer of the Shares by the Obligors in violation of the provisions of this Agreement shall be void and of no force or effect whatsoever.

6.2 Right of First Refusal.

(a) Right of First Refusal. Neither SFMT nor any Obligor may make any transfer of its Shares in whole or in part to any Person (other than transfer of Shares from Belmark to Navic, from Navic to Belmark and from SFMT to any of its Affiliates), unless, before it does so, it shall first give SFMT or the Obligors a notice (a “Transfer Notice”) of the proposed transfer together with details of the proposed bona fide third party purchaser (the “Third Party Purchaser”), the purchase price and other material terms which that party and the Third Party Purchaser have agreed. A Transfer Notice is irrevocable. On receipt of a Transfer Notice SFMT or the Obligors shall have the right to buy all (but not part only) of the other’s Shares subject to the proposed transfer at the price and on other terms and conditions specified in the Transfer Notice by giving notice (the “Notice of Interest”) to the transferring Obligor or SFMT within thirty (30) days of receiving the Transfer Notice (the “First Refusal Period”). For the avoidance of doubt, failure by SFMT or the Obligors to give a Notice of Interest within the First Refusal Period shall be considered as a waiver of its right to first refusal as afforded to it in this Section 6.2.

(b) Obligation to Complete. Following service of a Notice of Interest, completion of the sale and purchase of the relevant Shares shall take place within ninety (90) days of the giving of the Transfer Notice (the “Completion Period”).

(c) Right to Sell. If SFMT or the Obligors do not exercise its rights to purchase the transferring Obligor’s or SFMT’s Shares under Section 6.2(a), the transferring holder of Shares Obligor may transfer such Shares in a bona fide sale to the Third Party Purchaser on the terms specified in the Transfer Notice, provided that the Transfer is completed within the Completion Period, whereupon any transfer shall be subject to the compliance with the terms of Section 6.2(a).

7. Confidentiality

7.1 Confidential Information. Each Party hereto agrees that the terms and conditions of the transaction contemplated by this Agreement and any other Related Agreement herein shall be deemed to be confidential and may not be disclosed by either Party without the prior written consent of the other Parties hereto, except as may be required by applicable Law or the rules of a stock exchange applicable to a Party or pursuant to rules and regulations of any regulatory agency having oversight over a Party or where necessary to a Party to exercise its rights hereunder.

7.2 Public Disclosure. Each Party to this Agreement hereby agrees that no Party shall make any public announcement regarding the transactions contemplated by this Agreement or any other Related Agreement, except where such Party is required to make such announcement or disclosure by operation of law or rules of any stock exchange applicable to such Party, or pursuant to the rules or regulations of a regulatory agency having oversight over such Party.

8. Miscellaneous

8.1 Severability. It is expressly understood and agreed that any condition or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the enforceability of the remaining terms and provisions of this Agreement, nor shall it affect the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The Parties shall negotiate in good faith to modify such severed term, clause or provision or Article of this Agreement so as to give effect to the original intent of the Parties with a view to completing the transaction contemplated in this Agreement.

8.2 Indemnity. The Indemnifying Party will indemnify, defend, save and hold the Indemnified party and any of its Affiliates and any of its or their respective directors, officers, employees or agents harmless from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including reasonable attorneys’ fees and expenses, consultants’ and investigators’ fees and expenses and other costs and expenses incident to any suit, action or proceeding) that may be suffered or incurred by any of them arising directly or indirectly out of, or in connection with (a) any breach of any representation and warranty given or made by the Indemnifying Party herein or in any other document related hereto, or (b) the noncompliance with or nonperformance of any agreement, obligation or covenant of the Indemnifying Party under this Agreement or in any other document related hereto.

8.3 Entire Agreement. This Agreement and the Related Agreements and documents referred to herein and therein constitute the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersede all prior agreements and understandings, whether oral or written, relating to the subject matter of this Agreement.

8.4 Assignment. This Agreement may not be assigned by any Party, in whole or in part, without the prior written consent of other Party, which consent may not be unreasonably withheld.

8.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

8.6 Waiver; Requirement of Writing. This Agreement cannot be changed or any performance, term or condition waived in whole or in part except by a document in writing signed by the Party against whom enforcement of the change or waiver is sought. Any term or condition of this Agreement may be waived at any time by a Party hereto entitled to the benefit of this Agreement. No delay or failure on the part of any Party in exercising any rights under this Agreement, and no partial or single exercise of such rights, will constitute a waiver of such rights or of any other rights under this Agreement.

8.7 Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by facsimile or sent, postage prepaid, by registered or certified mail, return receipt requested, or by recognized overnight courier service, postage or other charges prepaid, and shall be deemed given when so delivered by hand or facsimiled, or when received if sent by mail or by courier, as follows:

If to SFMT:
SFMT-CIS, Inc.

2831 29th Street NW

Washington, D.C. 20008 USA Attn:	Julia Marx Fax: +1 (202) 332-4877 Telephone: +1 (202) 332-5997

with a copy to:

Moscow Representative Office of Golden TeleServices, Inc.

1, Kozhevnichesky Proezd, 2nd floor Moscow, 115114, Russia Attn:	General Counsel Fax: +7 (495) 797-9306 Telephone: +7 (495) 967-1323

If to Navic:

British Virgin Islands , P.O. Box 116, Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands

Attention: E. Roytman

Fax: + 7 (495) 969 23 88

If to Belmark:

British Virgin Islands , P.O. Box 116, Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands

Attention: E. Roytman

Fax: + 7 (495) 969 23 88

or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

8.8 Governing Law.

(a) This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of, or in any way relating to, this agreement or its formation) shall be governed by and construed in accordance with the laws of the State of New York, United States of America (without regard to the principles of conflict of law).

(b) Appointment of Agents of Service of Process; Consent to Jurisdiction. Each Party irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding under this Agreement, with the same effect as if such Party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the Party effecting such service shall also deliver a copy thereof on the date of such service to the other Parties by facsimile as specified in Section 8.7. Each Party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected Party will appoint a successor agent and attorney in New York reasonably satisfactory to each other party, with like powers. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 8.8 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction in a manner not inconsistent with Section 8.8.

(c) WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH THIS AGREEMENT, THE BREACH THEREOF AND/OR THE SCOPE OF THE PROVISIONS OF THIS SECTION 8.8, WHETHER SOUNDING IN CONTRACT OR TORT, AND INCLUDING ANY CLAIM FOR FRAUDULENT INDUCEMENT THEREOF.

8.9 No Third-Party Beneficiaries. Nothing in this Agreement will be construed as giving any Person or other entity, other than the Parties hereto, their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

8.10 Shareholders’ Matters

During the period from execution of this Agreement until the Option Closing Date SFMT and the Obligors as shareholders of Fortland have agreed to amend the Articles of Association of Fortland to set forth the following provisions:

(a) Fortland shall not take any of the following actions without prior written consent of Navic and Belmark:

(i)	revision, amendment or change of the foundation documents of Fortland;

(ii)	sale, encumbrance or other alienation by Fortland of its shares in Kolangon (present or future).

(b) Belmark and Navic shall have the right to appoint one (1) observer to Fortland board of directors, who shall be provided, concurrently with the members of Fortland board, and in the same manner, notice of the board meetings and copies of all materials provided to Fortland board members.

[signature page follows]

SFMT-CIS Inc.

     By: Jean-Pierre Vandromme Title CEO

NAVIC CONSULTING LTD

By: E.Roytman
Under Power of Attorney dated April 24, 2006

BELMARK ENTERPRISES INC.

By: E.Roytman

Under Power of Attorney dated July 18, 2006